Exhibit 99.1

Contact:	Media: Margaret Mellott 1-313-322-5393	Fixed Income Investment Community: David Dickenson 1-313-621-0881
	mmellott@ford.com	ddickens@ford.com

FOR IMMEDIATE RELEASE

FORD CREDIT EARNS $1.3 BILLION IN 2009*
Fourth Quarter 2009 Earnings of $440 Million Reported

DEARBORN, Mich., January 28, 2010 – Ford Motor Credit Company reported net income of $1.3 billion in 2009, an improvement of $2.8 billion from a net loss of $1.5 billion a year earlier.  On a pre-tax basis, Ford Credit earned $2 billion in 2009, compared with a loss of $2.6 billion in the previous year.  Excluding the $2.1 billion impairment charge for North America operating leases in the second quarter of 2008, Ford Credit incurred a pre-tax loss of $473 million in 2008.  The improvement in full year pre-tax earnings primarily reflected the non-recurrence of the impairment charge, lower depreciation expense for leased vehicles due to higher auction values, and a lower provision for credit losses, offset partially by lower volume.  Ford Credit also significantly reduced its operating costs in 2009 compared with the previous year.

In the fourth quarter of 2009, Ford Credit’s net income was $440 million, an improvement of $668 million from a year earlier.  On a pre-tax basis, Ford Credit earned $696 million in the fourth quarter of 2009, compared with a loss of $372 million in the previous year.  The improvement in pre-tax earnings primarily reflected lower depreciation expense for leased vehicles due to higher auction values and a lower provision for credit losses, offset partially by lower volume.

“Our profit and consistent, solid support of Ford Motor Company dealers and customers in a very challenging economy demonstrate our unique value as Ford’s financial services company,” Ford Credit Chairman and CEO Mike Bannister said.  “We remain well-positioned to help put people behind the wheels of Ford products as the economy improves.”

On December 31, 2009, Ford Credit’s on-balance sheet net receivables totaled $93 billion, compared with $116 billion at year-end 2008.  Managed receivables were $95 billion on December 31, 2009, down from $118 billion on December 31, 2008.  The lower receivables primarily reflected lower industry volumes, lower dealer stocks, and the transition of Jaguar, Land Rover and Mazda financing to other finance providers.

On December 31, 2009, managed leverage was 7.3 to 1.  In 2009, Ford Credit distributed $1.5 billion to its immediate parent, Ford Holdings LLC.

Ford Credit expects to be profitable in 2010, but lower than 2009 based on lower average receivables and non-recurrence of certain favorable 2009 factors.

# # #

Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959.  Ford Credit is an indirect, wholly owned subsidiary of Ford.  For more information, visit www.fordcredit.com.

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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events or otherwise;
•	Decline in Ford’s market share;
•	Continued or increased price competition for Ford vehicles resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	Continued or increased high prices for, or reduced availability of, fuel;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•	Adverse effects from the bankruptcy of, government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•
Economic distress of suppliers may require Ford to provide financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production disruptions;

•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford products or otherwise;
•
A change in Ford’s requirements for parts or materials where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on Ford’s operations resulting from certain geo-political or other events;
•
Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations (which may grow because Ford is able to incur substantially more debt, including additional secured debt);

•	Inability of Ford to implement its One Ford plan;

Ford Credit Related:
•	A prolonged disruption of the debt and securitization markets;
•
Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption or otherwise;

•	Inability to obtain competitive funding;
•	Higher-than-expected credit losses;
•	Adverse effects from the government-supported restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Increased competition from banks or other financial institutions seeking to increase their share of retail installment financing Ford vehicles;
•	Collection and servicing problems related to our finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Fluctuations in foreign currency exchange rates and interest rates;
•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
•	Labor or other constraints on Ford’s or our ability to restructure its or our business;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition; and
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends).

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For additional discussion of these risk factors, see Item 1A of Part I of our 2008 10-K Report and Item 1A of Part I of Ford’s 2008 10-K Report, as updated by Ford’s and Ford Credit’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended December 31, 2009 and 2008
(in millions)

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Financing revenue
Operating leases	$1,025	$1,519	$4,879	$6,519
Retail	674	766	2,940	3,270
Interest supplements and other support costs earned from affiliated companies	912	1,092	3,725	4,774
Wholesale	212	381	921	1,721
Other	16	30	76	133
Total financing revenue	2,839	3,788	12,541	16,417
Depreciation on vehicles subject to operating leases	(657)	(1,542)	(3,857)	(9,019)
Interest expense	(1,193)	(1,853)	(5,162)	(7,634)
Net financing margin	989	393	3,522	(236)
Other revenue
Insurance premiums earned, net	24	30	100	140
Other income, net	70	125	644	957
Total financing margin and other revenue	1,083	548	4,266	861
Expenses
Operating expenses	306	387	1,262	1,548
Provision for credit losses	73	520	966	1,769
Insurance expenses	8	13	55	103
Total expenses	387	920	2,283	3,420
Income/(Loss) before income taxes	696	(372)	1,983	(2,559)
Provision for/(Benefit from) income taxes	256	(144)	718	(1,014)
Income/(Loss) from continuing operations	440	(228)	1,265	(1,545)
Gain on disposal of discontinued operations	—	—	2	9
Net income/(loss)	$440	$(228)	$1,267	$(1,536)

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$10,882	$15,473
Marketable securities	6,864	8,606
Finance receivables, net	77,968	93,331
Net investment in operating leases	14,578	22,506
Notes and accounts receivable from affiliated companies	1,090	1,047
Derivative financial instruments	1,862	3,791
Assets held-for-sale	—	214
Other assets	4,100	5,159
Total assets	$117,344	$150,127

LIABILITIES AND SHAREHOLDER'S INTEREST
Liabilities
Accounts payable
Customer deposits, dealer reserves and other	$1,082	$1,781
Affiliated companies	1,145	1,015
Total accounts payable	2,227	2,796
Debt	96,351	126,458
Deferred income taxes	1,810	2,668
Derivative financial instruments	1,179	2,145
Liabilities held-for-sale	—	56
Other liabilities and deferred income	4,808	5,438
Total liabilities	106,375	139,561

Shareholder's interest
Shareholder's interest	5,149	5,149
Accumulated other comprehensive income	1,053	432
Retained earnings	4,767	4,985
Total shareholder's interest	10,969	10,566
Total liabilities and shareholder's interest	$117,344	$150,127

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
OPERATING HIGHLIGHTS

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Financing Shares
United States
Financing share – Ford, Lincoln and Mercury
Retail installment and lease	28%	34%	29%	39%
Wholesale	80	78	79	77

Europe
Financing share – Ford
Retail installment and lease	31%	30%	28%	28%
Wholesale	99	98	99	98

Contract Volume – New and used retail/lease (in thousands)
North America Segment
United States	142	179	591	1,043
Canada	17	27	85	149
Total North America Segment	159	206	676	1,192

International Segment
Europe	110	125	468	629
Other international	12	24	49	129
Total International Segment	122	149	517	758
Total contract volume	281	355	1,193	1,950

Borrowing Cost Rate*	4.8%	5.8%	4.9%	5.6%

Charge-offs – On-Balance Sheet (in millions)
Retail installment and lease	$215	$332	$989	$1,089
Wholesale	21	19	94	29
Other	2	13	12	17
Total charge-offs – on-balance sheet	$238	$364	$1,095	$1,135

Total loss-to-receivables ratio – on-balance sheet	0.98%	1.18%	1.07%	0.84%

Memo :
Total charge-offs – managed (in millions)**	$238	$366	$1,100	$1,166
Total loss-to-receivables ratio – managed**	0.98%	1.18%	1.07%	0.84%

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*	On-balance sheet debt includes the effects of derivatives and facility fees.
**	See Appendix for additional information.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.  Included below are brief definitions of key terms, information about the impact of on-balance sheet securitization and a reconciliation of non-GAAP measures to GAAP:

•
Managed receivables:  receivables reported on Ford Credit’s balance sheet, excluding unearned interest supplements related to finance receivables, and securitized off-balance sheet receivables that Ford Credit continues to service

•
Charge-offs on managed receivables:  charge-offs associated with receivables reported on Ford Credit’s balance sheet and charge-offs associated with receivables that Ford Credit sold in off-balance sheet securitizations and continues to service

•	Equity: shareholder’s interest reported on Ford Credit’s balance sheet

IMPACT OF ON-BALANCE SHEET SECURITIZATION:  Finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit’s balance sheet include assets that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt and other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.  Debt reported on Ford Credit’s balance sheet includes obligations issued or arising in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.  Ford Credit holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in each of these securitization transactions.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Managed Leverage Calculation	December 31,	December 31,
	2009	2008
	(in billions)
Total debt	$96.4	$126.5
Securitized off-balance sheet receivables outstanding	0.1	0.6
Retained interest in securitized off-balance sheet receivables	—	(0.1)
Adjustments for cash, cash equivalents, and marketable securities*	(17.3)	(23.6)
Adjustments for derivative accounting**	(0.3)	(0.4)
Total adjusted debt	$78.9	$103.0

Equity	$11.0	$10.6
Adjustments for derivative accounting**	(0.2)	(0.2)
Total adjusted equity	$10.8	$10.4

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	7.3	9.9
Memo: Financial statement leverage (to 1) = Total debt / Equity	8.8	12.0

Net Finance Receivables and Operating Leases	December 31,	December 31,
	2009	2008
Receivables – On-Balance Sheet	(in billions)
Retail installment	$56.3	$65.5
Wholesale	22.4	27.7
Other finance receivables	2.4	2.8
Unearned interest supplements	(1.9)	(1.3)
Allowance for credit losses	(1.3)	(1.4)
Finance receivables, net	77.9	93.3
Net investment in operating leases	14.6	22.5
Total receivables – on-balance sheet	$92.5	$115.8

Memo: Total receivables – managed***	$94.5	$117.7

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*	Excludes marketable securities related to insurance activities.
**
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

***
Includes on-balance sheet receivables, excluding unearned interest supplements related to finance receivables of $1.9 billion and $1.3 billion at December 31, 2009 and December 31, 2008, respectively; and includes off-balance sheet retail receivables of about $100 million and about $600 million at December 31, 2009 and December 31, 2008, respectively.